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Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the second quarter. Also in attendance with me today are Bob Lynch, WRC's COO and Rick Nota, WRC's VP, Finance.

Before getting into the specifics of our financial results as I generally do, I would like to spend a moment commenting on the current competitive and economic environment.

State budget conditions remain weak as talk of the U.S. economy entering into a "double dip" recession escalate
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The operating environment continues to be very challenging but the release of federal funding on July 1 gives us reason to be cautiously optimistic. The combination of state budget shortfalls (41 states have reduced spending) and the delay in releasing federal funding until Q3 (monies only began to be released on July 1) have caused the majority of schools to defer any purchasing decisions in the first six months of 2002. As mentioned, we are optimistic this situation will improve in the last six months of this year. States are trying to avoid making the education funding cuts that punctuated the economic downturn in the second half of 2001. For fiscal 2003, which for most states began July 1-- states have tapped rainy day funds and raised cigarette taxes and other state fees to increase - or even just hold the line on - funding for schools for the upcoming year. Total K-12 funding by states in fiscal 2003 is now currently estimated at $244.5 billion according to a survey of state education departments and state legislatures. On average, state K-12 fiscal 2003 spending will increase 3.6%--that is higher than previous estimates of approximately 1.4%, which would have been the smallest increase since 1983. However, looking at overall averages doesn't always tell the complete story--in 12 states K-12 funding inched up no more than 1% or decreased from last fiscal year. And growth statistics aren't always positive because state legislatures trimmed $11 billion from education budgets in 2001-02 (according to the National Education Association). For instance, Idaho is increasing state education funding 2.3% in fiscal 2003, however the dollar amount did not make up for cuts last year. As of last week seven states have not yet finalized statewide budgets or are taking another look at school funding, seeking further reductions. Among them is California--the proposed state budget includes $53.9 billion for schools, a 2% increase but K-12 spending no longer includes the extra $250 million annually for instructional materials that has made the state so attractive to publishers. The National Governors Association predicts that state budget woes will continue for at least another year as states grapple with deficits and declining tax revenue. The large increase in federal funding in fiscal 2003 under President Bush's "No Child Left Behind Act" may not be duplicated next year--the Bush administration proposal next year would increase federal spending for the U.S. Department of Education 2.8%, the smallest increase since 1992. The proposal does include $1 billion more for Title I allocations and special education-- both which would be good for WRC--but the proposal also includes only level funding for most other major programs and elimination of smaller programs, including technology grant programs.

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In the near term, our outlook--based on the current market conditions I just described--is for an improving marketplace in the second-half primarily related to the infusion of federal education funding, which should bode well for WRC Media. Supporting this view is a $1.9 million sale of CompassLearning and ChildU Internet product that closed in the first week of July. As you know, we have, and continue to take appropriate measures to deal with our revenue shortfalls, while not compromising our position to capitalize on the opportunities when the market rebounds.

Second Quarter Financial Review
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Consolidated Results
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For the three-months ended June 30, 2002, net sales decreased 14.5%, to $43.9 million from $51.4 million for the same period in 2001. This decrease was primarily the result of a $7.9 million or 38.3% decrease at WRC Media's CompassLearning operating unit. Our lower second quarter results are primarily the result of significant state cutbacks in education funding, which have had a negative impact on our educational software company, CompassLearning. While CompassLearning has been the most affected by the extremely difficult marketplace, I believe it will also ultimately be the biggest beneficiary from the increased federal funding. Most of this funding, however, will not be available until the latter half of 2002, with some purchasing decisions spilling over to 2003. The lower revenue at CompassLearning was primarily due to a decrease in software revenue of $6.9 million primarily as a result of delayed Title 1 funding and post-September 11 state budget deficits, which contributed to additional spending delays.


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Excluding CompassLearning, revenues for the second quarter ended June 30, 2002 for WRC's print publishing units - Weekly Reader, World Almanac and American Guidance Service - were constant compared to the same period in 2001, and EBITDA was $300 thousand or 4.4% greater in the second quarter versus last year.

At AGS, net revenue increased 2.2% to $14.2 million for the three months ended June 30, 2002 compared to the same period in 2001 primarily due to higher curriculum sales.

At Weekly Reader, net revenue also increased 2.2%, for the three months ended June 30, 2002 compared to the same period in 2001. This increase is primarily attributable to higher licensing revenue, $500 thousand related to our spring QVC event celebrating Weekly Reader's 100th anniversary; offset by $400 thousand of lower periodical revenue resulting from lower circulation in the first half of 2002.

At World Almanac Education Group, net revenue decreased 3.3% for the three months ended June 30, 2002 compared to the same period in 2001. This decrease was primarily due to lower sales at WAE Library Services partially offset by higher sales at Gareth Stevens. The lower sales at WAE Library Services are primarily from lower sales through its catalog channels primarily driven by state cutbacks in library spending. The higher sales at Gareth Stevens are primarily from higher sales through its wholesale channel. Excluding Funk & Wagnalls, which as you know is a discontinued product line, core revenue decreased 2.5%.

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First Half Financial Review
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Core revenue for the six-months ended June 30, 2002 - excluding de-emphasized non-core business lines of Funk & Wagnalls Yearbooks and CompassLearning Hardware sales, decreased $8.9 million, or 9.2% compared to the same period in 2001 as a result of the difficult market environment. WRC Media's consolidated EBITDA (excluding unrestricted subsidiaries) for the six-months ending June 30, 2002 was $18.4 million, which fell short of the prior year by $1.8 million or 9.1%. The profitability shortfall was partially mitigated by lower operating costs primarily the result of the WRC's ongoing restructuring, which began in early 2001. The 2002 phase of the reorganization implemented in the first quarter was the next logical step in furthering our strategy for continued market leadership, fully integrating our substantial asset base, and fully leveraging the operating infrastructure to allow for future growth. This phase of the restructuring has resulted in the further elimination of approximately $6 million in fixed annual operating costs. I am confident our organizational structure is not only leaner, but also more market focused, positioning us to immediately capitalize on growth opportunities in the marketplace as the new federal funds are released in the second half of 2002.

Operating income increased $21.8 million, or 138.5%, to $6.1 million for the six-months ended June 30, 2002, from an operating loss of $15.7 million for the same period in 2001. This improvement was primarily driven by significantly lower amortization of goodwill and intangible assets for the six-months ended June 30, 2002 compared to the same period in 2001 associated with the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002.

Net loss before cumulative effect of change in accounting principle decreased by $17.4 million, or 51.6%, to $16.3 million compared to $33.7 million for the same period last year, primarily as a result of a $24.4 million decrease in non-cash amortization expenses for intangible assets partially offset by $5.9 million increase in provision for income taxes associated with the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets." As a result of the Company's adoption SFAS No. 142, a portion of the intangible assets and goodwill recognized prior to December 31, 2001 is no longer being amortized effective January 1, 2002. The Company completed the transitional goodwill impairment test during the second quarter ended June 30, 2002, resulting in an impairment charge of $72.0 million, which was recorded as a cumulative effect of an accounting change as of January 1, 2002. The Company is required to perform impairment tests each year, or between yearly tests in certain circumstances for goodwill and indefinite lived intangibles. There can be no assurance that future impairment tests will not result in a charge to earnings. The Company also recorded a non-cash deferred income tax expense of approximately $5 million on January 1, 2002 and $1 million during the six months ended June 30, 2002, both of which would not have been required prior to the adoption of SFAS 142. These non-cash charges were recorded to increase the valuation allowance related to the Company's net operating losses.

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Balance Sheet Review
--------------------

As of June 30, 2002, WRC Media Inc.'s cash balance was $4.8 million (which included $1.2 million of cash restricted to fund WRC Media's unrestricted subsidiary) and the face value of consolidated debt was $297.0 million. During the six-months ended June 30, 2002, WRC Media Inc. made scheduled principal payments of $2.9 million on its senior credit facilities and as of June 30, 2002, the Company had $13.0 million of availability under its revolving credit facility. For the six-months ended June 30, 2002, WRC Media and its subsidiaries investing activities included: investment in software development of approximately $2.3 million and capital expenditures of approximately $0.8 million.

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Outlook
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All of our sales and marketing efforts are geared to immediately seize the opportunities presented under the new guidelines of the Elementary and Secondary Education Act as well as the provisions of the "No Child Left Behind Act," especially our divisions which emphasize reading, test prep and assessment. I continue to believe our quality brands - names such as Weekly Reader's publications and the World Almanac, which have been built over the last 100+ years, and have universal name recognition and strong customer loyalty, should continue to be well received by the marketplace. We continue to make prudent investments in new textbooks and test development at AGS; as well as in new World Almanac and Weekly Reader library imprints. We have completed a product redesign and re-launch of Weekly Reader as part of the 100th anniversary of this brand, and we have launched new comprehensive software releases at CompassLearning.

In summary, our current outlook is for an improving marketplace in the second-half primarily related to the infusion of federal education funding. WRC is at the forefront of the movement for school accountability - and as I have discussed with you on previous calls, the overriding issue facing school administrators is how to improve their school's performance on high stakes tests. We believe we are poised to benefit greatly over the next several years since we are strategically positioned to both diagnose and remediate areas of weakness at the child, classroom, school and district level.

This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.